Exhibit 99.1

15 West 6th Street, Suite, 1800 ·Tulsa, Oklahoma  74119· (918) 513-4570 ·Fax: (918) 513-4571

www.laredopetro.com

LAREDO PETROLEUM HOLDINGS, INC.

INCREASES ITS 2012 PRODUCTION GUIDANCE

AND REVISES CAPITAL BUDGET

TULSA, OK — June 6, 2012 — Laredo Petroleum Holdings, Inc (NYSE: LPI) (“Laredo” or “the Company”) announced today that it has revised its production guidance and capital program for 2012.  Total production for 2012 is now expected in the range of 11.2 million to 11.9 million barrels of oil equivalent (MMBoe), an approximate 35% increase from 2011 production and an increase from the initial 2012 guidance which called for 25% annual production growth.  Laredo continues to optimize the performance of its Permian horizontal program and is shifting to longer laterals and increased frac stages on its Permian horizontal wells.  Associated with this optimization program, the Company’s capital program is now projected to be approximately $900 million for 2012, a $140 million increase from its previously announced budget. The Company expects to operate an average of 15 drilling rigs for the remainder of 2012.

“Laredo’s positive results on its Permian Basin Wolfcamp and Cline acreage is driving an optimization effort we expect will increase returns and enhance shareholder value, in addition to the production increases we announce today,” said Randy A. Foutch Laredo Chairman and CEO. “Being considerably hedged, and with a liquidity position greater than $1.0 billion, we are able to exercise the flexibility needed in our drilling program to accelerate the value recognition of these Permian assets.”

Of the $900 million capital budget, approximately $813 million is dedicated to drilling, $52 million allocated to leasehold acquisitions and seismic, $14 million to pipeline and $21 million to other capital investments.  Approximately 86% of the $813 million drilling capital will be dedicated to the Company’s Permian Basin assets, with the capital directed to the horizontal Wolfcamp, horizontal Cline and vertical Wolfberry targets.

Additionally, some of the Company’s operating metrics are being revised to reflect actual first-quarter 2012 results, anticipated accelerated growth of production and current market conditions.

2012 Revised Guidance

Production (MMBoe)	11.2 – 11.9

Price Realizations (pre-hedge, two stream basis, % of NYMEX):
Crude oil	91% – 95%
Natural gas, including natural gas liquids	180% – 190%
Operating Costs & Expenses:
Lease Operating Expenses ($/Boe)	$4.75 – $5.25
Production Taxes	7.50%
General and Administrative Expenses ($/Boe)	$5.75 – $6.25
Depreciation, Depletion and Amortization ($/Boe)	$19.50 - $20.50

Capital Expenditures	$900 million

The Company continually monitors both commodity prices and service costs, and as such, may adjust the production guidance and capital budget in the future as conditions warrant.

About Laredo

Laredo Petroleum Holdings, Inc. (NYSE: LPI) is an independent oil and natural gas company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties in the Permian and Mid-Continent regions of the United States.

For additional information about Laredo Petroleum, please visit our website at www.laredopetro.com.

Forward-Looking Statements

This press release (and oral statements made regarding the subject of this release, including the conference call referenced herein) contains forward-looking statements as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Factors that could affect the Company’s business include, but are not limited to: the risks associated with oil, natural gas and liquids production; the Company’s ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform there under); uncertainties in the estimation of reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of materials, equipment and services; the risks associated with operating in a limited number of geographic areas; the Company’s ability to retain skilled personnel; impact of any acquisition opportunities; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments, including with respect to hydraulic fracturing to our oil and gas wells; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and all of the risks and uncertainties normally incident to the exploration, development, production and sale of oil and natural gas. These risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2011, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at http://www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at http://www.sec.gov . Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made and Laredo undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future event or otherwise.

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Contact:

Rick Buterbaugh

Investor Relations

(918) 513-4570

RButerbaugh@laredopetro.com